                                                                   EXHIBIT 10.34

                             LIGHT INDUSTRIAL LEASE

                                 By and Between

              TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
                                   ("Lessor")

                                       and

                                 GASONICS, INC.
                                   ("Lessee")

                                TABLE OF CONTENTS

   ARTICLE                                                                           PAGE N0.
   -------                                                                           --------
      1       BASIC LEASE TERMS                                                         1
      2       PREMISES                                                                  2
      3       TERM                                                                      2
      4       RENT                                                                      3
      5       TAXES                                                                     4
      6       INSURANCE                                                                 5
      7       MAINTENANCE                                                               7
      8       UTILITIES                                                                10
      9       USE OF PREMISES                                                          10
     10       DEFAULT PROVISIONS                                                       11
     11       EXPIRATION OR TERMINATION                                                12
     12       CONDEMNATION OF PREMISES                                                 13
     13       ENTRY BY LESSOR                                                          14
     14       INDEMNIFICATION                                                          15
     15       ASSIGNMENT AND SUBLETTING                                                15
     16       DAMAGE OR DESTRUCTION                                                    16
     17       PARKING                                                                  17
     18       COVENANTS, CONDITIONS AND RESTRICTIONS                                   17
     19       MISCELLANEOUS PROVISIONS                                                 18
     20       HAZARDOUS MATERIALS                                                      20
     21       RIGHT OF FIRST REFUSAL                                                   22

                                TABLE OF EXHIBITS

Exhibit A                          Premises

Exhibit B                          Work Letter Agreement



                                      (i)

                             LIGHT INDUSTRIAL LEASE

This Light Industrial Lease ("Lease") is made and entered into this 25 day of October, 1989, between Teachers Insurance and Annuity Association of America, a New York corporation ("Lessor") and GaSonics, Inc., a California corporation ("Lessee").

                                    ARTICLE 1
                                BASIC LEASE TERMS

        1.1 Commencement of Lease. The Term of this Lease shall commence on January 1, 1990 ("Commencement Date").

        1.2 Lease Term. The Term of this Lease shall expire ten (10) years after the Commencement Date.

        1.3 Monthly Rent. The base monthly rental shall be as follows:

        Rental Month of Term                           Base Monthly Rental
        --------------------                           -------------------
          1 through        3                                      $0.00
          4 through       24                                 $30,233.50
         25 through       60                                 $41,722.25
         61 through       84                                 $47,768.95
         85 through      120                                 $53,815.65

Notwithstanding anything to the contrary set forth above if Lessor terminates this Lease because of Lessee's default, base monthly rental shall be deemed to have been due and payable at the rate of Thirty Thousand Two Hundred Thirty-Three and 50/100ths Dollars ($30,233.50) per month on the first day of each calendar month of the Term (prorated for partial months as provided in Section 4.1) commencing on the Commencement Date.

Upon execution of this Lease by Lessor and Lessee, Lessee shall immediately deliver to Lessor the Security Deposit set forth in Paragraph 1.5 and Thirty Thousand Two Hundred Thirty-Three and 50/100ths Dollars ($30,233.50) as prepayment of base monthly rental for the fourth (4th) month of the Term.

As used in this paragraph, the first "rental month" shall mean the month beginning on the Commencement Date and ending on the same day of the next calendar month (the monthly "anniversary" of the Commencement Date), and each succeeding rental month shall begin on the monthly "anniversary" of the Commencement Date. If the Commencement Date does not fall on the first day of a calendar month, then the rent payments payable for each partial calendar month shall be prorated on a per diem basis, based on a 30 day month.

        1.4 Lessee's Pro Rata Share. Lessee's pro rata share shall be sixty-six and 84/100ths percent (66.84%), the square footage of the Premises divided by the square footage of the Building. Lessee's pro rata share shall be adjusted appropriately if the amount of space leased by Lessee in the Building increases or if more than the existing ninety thousand four hundred sixty-seven (90,467) square feet of leasable space is constructed on the Property.

        1.5 Security Deposit. Forty-Four Thousand and no/100ths Dollars ($44,000.00)

        1.6 Use. light industrial/manufacturing.

                                    ARTICLE 2
                                    PREMISES

        2.1 Description. Lessor hereby leases to Lessee the premises consisting of approximately sixty thousand four hundred sixty-seven (60,467) square feet of space ("Premises"), in Montague Business Park, in the building ("Building") commonly known as 2730 Junction Avenue, San Jose, Santa Clara County, California, together with the right to use the common areas of the parcel on which the Premises are located. EXHIBIT A further describes the Premises being leased hereby, and the parcel of which the Premises is a part ("Property").

        2.2 Work of Improvement. The improvements to be constructed by Lessee shall be constructed, and their manner of construction shall be performed, as more fully set forth in EXHIBIT B. Lessor and Lessee shall expend all funds and do all acts required of them respectively and Lessee shall have the work performed in a workmanlike manner. So long as Lessee complies with the terms and conditions set forth in EXHIBIT B, Lessor shall not interfere with Lessee's construction of the improvements in any manner. Lessor shall at its sole expense replace the tile floor in the manufacturing area of the Premises and patch and repaint the interior walls of the Premises prior to the Commencement Date.

        2.3 Possession. Lessor shall deliver occupancy of the Premises to Lessee on the Commencement Date as hereinafter defined.

                                    ARTICLE 3
                                      TERM

        3.1 Term. The Lease shall commence on the date determined pursuant to Paragraph 1.1 (the "Commencement Date") and shall continue thereafter for the term specified in Paragraph 1.2 unless sooner terminated pursuant to this Lease. "Term" shall hereafter mean the term of this Lease.

        3.2 Delay in Commencement. If for any reason Lessor cannot deliver possession of the Premises to Lessee on the Commencement Date, such failure shall not affect the validity of this Lease nor shall it extend the Term or render Lessor liable to Lessee for any loss or damage resulting therefrom.

Notwithstanding any other provision of this Lease, if the Term of the Lease does not commence on the scheduled Commencement Date because Lessor cannot deliver possession of the Premises to Lessee, due to the fault of Lessor, the Term of the Lease shall instead commence on the date on which Lessor tenders possession of the Premises to Lessee, and the Lease shall terminate one (1) day prior to the tenth (10th) anniversary of the date on which the Term of the Lease commences. Delays caused by acts of God and other causes beyond Lessor's reasonable control shall not be deemed delays due to the fault of Lessor.

        3.3 Early Entry. Lessee shall be permitted to occupy the Premises prior to the Commencement Date for the purpose of fixturing or any other purpose permitted by Lessor. Lessee shall have the right to commence such early entry upon notice from Lessor that Lessor has completed Lessor's improvement work as described in Paragraph 2.2. Such early entry shall be at Lessee's sole risk and subject to all the terms and provisions of this Lease (specifically including the obligation to pay any charges for any utilities supplied to the Premises during Lessee's early occupancy), except for the payment of base monthly rent, which shall commence on the first day of the fourth (4th) month of the Term as provided in Paragraph 1.3, and the payment of Lessee's pro rata share of expenses, which shall commence on the Commencement Date. If at any time during Lessee's early occupancy of the Premises, Lessee commences its business operations in the Premises, the Term of this Lease shall commence on such date.

                                    ARTICLE 4
                                      RENT

        4.1 Monthly Rent. Lessee shall pay to Lessor as rent for the Premises in advance on the first day of each calendar month of the Term without deduction, offset, prior notice or demand, in lawful money of the United States, the sum specified in Paragraph 1.3. If the Commencement Date is not the first day of a calendar month, the first monthly installment of such rent shall be applied on a per diem basis against payment of the rent from the date rent is first payable until the first day of the first succeeding calendar month. Any unused portion of said amount shall be applied against payment of the rent for such first succeeding calendar month, and the balance of the rent for that month shall be due on the first day thereof. All additional amounts of rent or other charges required to be paid by Lessee under this Lease shall be deemed additional rent.

        4.2 Mode of Payment. Lessee shall pay all rent due Lessor at Lessor's address set forth on the signature page hereof, or any such other place as Lessor may designate from time to time in writing.

        4.3 Triple Net Lease. This Lease is what is commonly called a "Net, Net, Net Lease," it being understood that Lessor shall receive the rent set forth herein free and clear of any and all other impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Premises except as otherwise provided herein, excluding income taxes, Lessor's mortgage payments, judgment liens, other liens filed against the Property not related to Tenant's activities on or about the Premises, and other similar items. All references herein to Lessee's pro rata share of any expense shall mean the total expense of any such item multiplied by a fraction, the numerator of which shall be the total floor area of the Premises and the denominator of which shall be the total floor area of the Building. "Floor area" shall be measured from the Building overhangs of all exterior walls and from the center of all walls separating the Premises from adjacent premises. Lessee's pro rata share has been calculated and is set forth in Paragraph 1.4. In the event of non-payment of all or any portion of such charges, costs and expenses, Lessor shall have the same rights and remedies as provided in this Lease for failure of Lessee to pay rent. Lessee shall in no event be entitled to any abatement or reduction of rent or other monetary sums payable hereunder, except as expressly provided herein, notwithstanding any present or future law to the contrary. Expenses common to Montague Business Park shall be allocated to the various parcels thereof based on the square footage of the improvements on each parcel. Notwithstanding the "free rent period" set forth in Paragraph 1.3, Lessee shall be obligated to pay

Lessee's pro rata share of expenses commencing with the first month of the term.

        4.4 Late Charges. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on the Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor's designee within five (5) business days after Lessee's receipt of written notice of such default, Lessee shall pay to Lessor a late charge equal to 5 percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

        4.5 Security Deposit. Concurrent with Lessee's execution of this Lease, Lessee shall deposit with Lessor a security deposit ("Deposit") in the amount specified in Paragraph 1.5. The Deposit shall be held for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease to be kept and performed by Lessee. If Lessee defaults with respect to any provisions of this Lease, including but not limited to the provisions relating to the payment of rent and any of the monetary amounts due hereunder, Lessor may (but shall not be required to) use, apply or retain any part or all of the Deposit for the payment of any amount which Lessor may spend or become obligated to spend by reason of Lessee's default or to compensate Lessor for any loss or damage which Lessor may suffer by reason of Lessee's default. If any portion of the Deposit is so used or applied, Lessee shall, within ten (10) days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Deposit to its original amount. Lessee's failure to do so shall be a material breach of this lease. Lessor shall not be required to keep the Deposit separate from its general funds, and Lessee shall not be entitled to any interest on the Deposit. If Lessee fully and faithfully performs every provision of this Lease to be performed by it, the Deposit, or balance thereof, shall be returned to Lessee (or, at Lessor's option, to the last assignee of Lessee's interest hereunder) at the expiration of the Term and after Lessee has vacated the Premises. In the event of termination of Lessor's interest in this Lease, Lessor shall transfer the Deposit to Lessor's successor in interest, whereupon Lessee agrees to release Lessor from all liability for the return of such deposit or the accounting therefor.

                                    ARTICLE 5
                                      TAXES

        5.1 Real Property Taxes. Lessee shall pay all Real Property Taxes levied against the Premises during the Term within fifteen (15) days after notice from Lessor of the amount due. Lessee shall promptly furnish Lessor with satisfactory evidence that such taxes have been paid. If Lessee fails to pay any such taxes, Lessor shall have the right but not the obligation to pay same. In which case Lessee shall repay such amount to Lessor with Lessee's next rent installment together with interest at an annual rate equal to the floating commercial prime lending rate reported in the Wall Street Journal most recently published before the date of expenditure, but not to exceed any applicable usury limitations. If the Premises are not separately assessed, Lessee agrees to pay to Lessor its pro rata share of all Real Property Taxes levied against the Property. As used herein, "Real Property Taxes" shall include any form of assessment, license, fee, levy, penalty or tax imposed by any authority having the direct or indirect power to tax (excluding Lessor's income taxes), including any improvement district, as against any legal or equitable interest of Lessor in the Property or as against Lessor's business of renting the Property; provided, however, that any so-called "rent tax" shall only be paid by Lessee if such rent tax is levied in lieu of, and not in addition to, ad valorem real property taxes currently levied against the Property. Lessee's share of Real Property Taxes shall be equitably prorated to cover only the period of time within the fiscal tax year during which this Lease is in effect. With respect to any assessments which may be levied against or upon the Premises, and which may be paid in annual installments, only the amount of such annual installments (with appropriate proration for any partial year) and interest due thereon shall be included within the compilation of the annual Real Property Taxes.

Notwithstanding Paragraph 5.1 of the Lease, Lessee shall not be responsible for paying any documentary transfer tax during the' term of the Lease.

        5.2 Taxes on Tenant Improvements and Personal Property. Lessee shall pay any increase in Real Property Taxes resulting from any and all alterations and Tenant Improvements placed in, on or about the Premises for the benefit of, at the request of or by Lessee. Lessee shall pay before delinquency all taxes levied or assessed on Lessee's fixtures, improvements, furnishings, merchandise, equipment and personal property in and on the Premises, whether or not affixed to the real property.

                                   ARTICLE 6

                                   INSURANCE

        6.1 Property Rental Insurance - Premises. During the Term, Lessor shall keep the Property insured against loss or damage by fire and those risks normally included in the term "all risk" including coverage for loss of rents, boiler and machinery coverage (if the Lessor deems necessary), and at Lessor's election, earthquake and/or flood coverage. The amount of such insurance shall be not less than one hundred percent (100%) of the replacement value of the Property. Any recovery received from said insurance policy shall be paid to Lessor. Lessee, in addition to the rent and other charges provided herein, agrees to pay to Lessor its pro rata share of the premiums for all such insurance as part of the expenses of ownership or operation of the Premises in accordance with Paragraph 4.3. Lessee acknowledges that Lessor's insurance policy for the Property currently includes earthquake and flood coverage and that Lessor's estimate of expenses for the Project attributable to the cost of Lessor's insurance premiums includes the cost of earthquake and flood coverage. In addition, Lessee shall pay the deductible for any' loss or damage caused by the negligence or willful misconduct of

Lessee, its employees or agents. Lessee shall pay, to Lessor any deductibles owing within fifteen (15) days after receipt of notice from Lessor of the amount owing.

        6.2 Property Insurance - Fixtures and Inventory. During the Term, Lessee shall, at its sole expense, maintain insurance with "all risk" coverage on any fixtures, leasehold improvements, furnishings, merchandise, equipment or personal property in or on the Premises, whether in place as of the date hereof or installed hereafter, for the full replacement value thereof, and Lessee shall also have sole responsibility and cost for maintaining any other types of insurance as Lessee elects to carry. Any deductibles shall be paid by Lessee.

        6.3 Lessor's Liability Insurance. During the Term, Lessor shall maintain at its sole cost policy or policies of comprehensive general liability insurance insuring Lessor (and such others as designated by Lessor) against liability for bodily injury, death and property damage on or about the Property, with combined single limit coverage of not less than Two Million Dollars ($2,000,000).

        6.4 Lessee's Liability Insurance. During the Term, Lessee shall, at its sole expense, maintain for the mutual benefit of Lessor and Lessee, comprehensive general liability and property damage insurance against claims for bodily injury, death or property damage occurring in or about the Premises or arising out of the use or occupancy of the Premises, with combined single limit coverage of not less than Two Million Dollars ($2,000,000). The limits of such insurance shall not limit the liability, of Lessee. Lessee shall furnish to Lessor prior to the Commencement Date, and at least thirty (30) days prior to the expiration date of any policy, certificates indicating that the liability insurance required of Lessee above is in full force and effect; that Lessor has been named as an additional insured; and that all such policies will not be cancelled unless thirty (30) days' prior written notice of the proposed cancellation has been given to Lessor. The insurance shall be with insurers reasonably approved by Lessor and with policies in form reasonably satisfactory to Lessor. Said policies shall provide that Lessor, although an additional insured, may recover for any loss suffered by Lessor by reason of Lessee's negligence, and shall include a broad form liability endorsement. Lessee's insurance shall be primary and non-contributing with any other insurance available to Lessor.

        6.5 Waiver of Subrogation. Lessor hereby releases Lessee, and Lessee hereby releases Lessor, and their respective officers, agents, employees and servants, from any and all claims or demands of damages, loss, expense or injury to the Premises, or to the furnishings and fixtures and equipment, or inventory or other property of either Lessor or Lessee in, about or upon the Premises, which is caused by or results from perils, events or happenings which are the subject of insurance carried by the respective parties and in force at the time of any such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy.

        6.6 Plate Glass Replacement. Lessee shall replace, at its sole expense, any and all plate glass and other glass in and about the Premises which is damaged or broken by vandalism. If any plate glass or other glass in and about the Premises is damaged or broken by causes other than vandalism, then Lessee shall pay Lessor an amount equal to Lessor's cost of replacement, provided that such amount shall not exceed the deductible then in effect on Lessor's insurance policy, if any, covering the damaged glass. Nothing herein shall be construed to require Lessor to carry plate glass insurance.

        6.7 Workers' Compensation Insurance. Lessee shall, at its sole expense, maintain and keep in force during the term a policy or policies of Workers' Compensation Insurance and any other employee benefit insurance sufficient to comply with all applicable laws, statutes, ordinances and governmental rules, regulations or requirements.

                                    ARTICLE 7
                                   MAINTENANCE

        7.1 Maintenance - Premises. Throughout the Term, Lessee agrees to keep and maintain all improvements and appurtenances upon the Premises, including all sewer connections, plumbing, heating and cooling appliances, wiring and glass, in good order and repair including the replacement of such improvements and appurtenances when necessary, provided that Lessee shall not be responsible for insured damages to the foregoing or damages to the foregoing caused by Lessor or its agents or by other tenants. Lessee hereby expressly waives the provisions of any law permitting repairs by a tenant at the expense of a landlord, including, without limitation, all rights of Lessee under Section 1941 and 1942 of the California Civil Code. Lessee agrees to keep the Premises clean and in sanitary condition as required by the health, sanitary and police ordinances and regulation of any political subdivision having jurisdiction. Lessee further agrees to keep the interior of the Premises, such as the windows, floors, walls, doors, showcases and fixtures clean and neat in appearance and to remove all trash and debris which may be found in or around the Premises. If any repairs and/or maintenance to be made by Lessee are necessary, Lessor shall have the right to cause such repairs and/or maintenance to be made if Lessee fails to cause such repairs, or commence to cause such repairs and diligently prosecute same to completion, within fifteen (15) days after written notice from Lessor to Lessee. Lessee agrees that upon demand, it shall pay to Lessor the cost of any such repairs, together with accrued interest from the date of payment at the highest rate allowable by law. Notwithstanding anything to the contrary above, Lessor may elect to enter into one or more maintenance contracts with third parties for the provision of all or a part of Lessee's maintenance obligations as set forth in this paragraph, excluding janitorial services. Upon such election, Lessee shall be relieved from its obligations to perform only those maintenance obligations covered by such maintenance contracts, and Lessee shall bear its pro rata share, as set forth in Paragraph 1.4, of the costs of any such maintenance contracts covering the common areas and one hundred percent (100%) of the costs of any such maintenance contracts which cover only the Premises. All such costs shall be paid in advance on a monthly basis with Lessee's rent payments.

        7.2 Maintenance - Common Areas. Lessor shall maintain the common areas of the Property, including landscaping, in reasonably good working order and condition, except that damage occasioned by the act of Lessee and not covered by the insurance described in Article 6 shall be repaired by Lessor at Lessee's expense. Lessor shall warrant the condition of the roof membrane for a period of ninety (90) days from the Commencement Date, and shall during such ninety (90) day period repair at Lessor's sole expense any damage to the roof membrane, except that Lessee shall be liable for any damage caused by the negligence or willful misconduct of Lessee, its employees or agents. Lessee shall notify Lessor in writing of any repairs or maintenance to the common areas which may be required and Lessor shall have a reasonable time to make such repairs. Lessee shall bear its pro rata share, as set forth in Paragraph 1.4, of the costs of maintaining the common areas including, but not limited to, a management fee for the Property, which fee may be payable either to Lessor or an affiliated or unaffiliated third party. Lessor shall pay the cost of installing the initial landscaping of the common areas and the Premises, if applicable.

The common areas of the Property shall be comprised of all non-leasable space including, but not limited to, the Building shell (including the roof membrane, but excluding the roof structure), sidewalks, parking areas, private roadways within the Property, water amenities and landscaping. Lessee shall pay its pro rata share, as set forth in Paragraph 1.4, monthly in advance with its rent payments to Lessor, of Lessor's most recent estimate of monthly expenses for maintaining and repairing the common areas. Lessor shall provide Lessee with an accounting reconciliation on an annual basis, with any overpayments being credited to the next month's estimated, maintenance expenses. Lessee shall have the right to audit the books, records and supporting documents of Lessor to the extent necessary to determine the accuracy of such accounting during normal business hours, after giving Lessor at least two (2) days prior written notice. Estimated maintenance expenses may be adjusted by Lessor at any time by notice to Lessee.

Notwithstanding the provisions of Paragraph 7.2, and except for damage caused by any negligent or intentional act or omission of Lessee, Lessee's employees, suppliers, shippers, customers, or invitees, in which event Lessee shall repair the damage, Lessor, at Lessor's expense, shall keep in good condition and repair the foundations, exterior walls, the structural condition of interior bearing walls, and the roof structure.

        7.3 Alterations, Changes And Additions By Lessee. (The provisions of this Paragraph 7.3 shall not apply to the Tenant Improvements constructed by Lessee pursuant to the Work Letter Agreement attached as EXHIBIT B.) No changes, alterations, or additions shall be made by Lessee to the Premises without the prior written consent of Lessor which Lessor will not unreasonably withhold, provided that Lessor shall have the right to withhold its consent to structural or exterior changes at Lessor's sole and absolute discretion. As used herein, alterations include utility installations such as ducting, power panels, fluorescent fixtures, base heaters, conduit and wiring. As a condition to giving such consent, Lessor may require that Lessee agree to remove any such alterations, additions or improvements at the expiration of the term and to restore the Premises to their prior condition and that Lessee provide Lessor a payment and completion bond from a California surety company at Lessee's expense. All changes, alterations or additions to be made to the Premises shall be under the supervision of a competent architect and made in accordance with plans and specifications which have been furnished to and approved by Lessor prior to commencement of work. If the written consent of Lessor to any proposed alterations by Lessee shall have been obtained, Lessee agrees to advise Lessor in writing of the date upon which such alterations will commence in order to permit Lessor to post a notice of nonresponsibility. All such alterations, changes and additions shall be constructed in a good and workmanlike manner in accordance with all ordinances and laws relating thereto. Lessor shall have the right to withhold, at its sole and absolute discretion, its consent to any structural changes, alterations, or additions.

With respect to any improvements which Lessee is entitled to make hereunder, Lessee shall use only duly qualified, reputable and licensed contractors and subcontractors for any work commenced after the Commencement Date. Lessee's selection of contractors and subcontractors shall be subject to Lessor's prior written approval, which shall not be unreasonably withheld. Notwithstanding the foregoing, Lessee shall not be required to obtain Lessor's consent for improvements to be made by Lessee to the Premises unless such costs exceed Five Thousand and no/100ths Dollars ($5,000.00) per year, and which do not involve a material change to the interior improvements then existing and which do not affect the structural portions or exterior of the Property. However, whether or not Lessor's consent is required, Lessee shall provide to Lessor copies of all plans, specifications and drawings of all changes, alterations and additions prior to the commencement of any work relating thereto. All leasehold improvements made by Lessee shall remain the property of Lessee during the Term and Lessee shall have the right to depreciate or amortize the cost of the same and claim and collect investment tax credits and all other. tax benefits with respect to such improvements. At the end of, the Term, Lessee shall remove all leasehold improvements, installed by it (i) which did not require Lessor's consent, or (ii) which were approved by Lessor and at that time Lessee indicated its intention to remove such improvements or Lessor required that such improvements be removed.

        7.4 Plumbing. The expense of any breakage, stoppage or other damage relating to the plumbing and resulting from the introduction by Lessee, its agents, employees or invitees of foreign or harmful substances into the plumbing facilities shall be borne by Lessee.

        7.5 Liens. Lessee shall keep the Premises and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by Lessee and shall indemnity, hold harmless and defend Lessor from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Lessee. In the event that Lessee shall not, within twenty
(20) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Lessor shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Lessor and all expenses incurred by it in connection therewith including reasonable attorneys' fees and costs shall be payable to Lessor by Lessee on demand with interest at the highest rate allowable by law. Lessor shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which are proper, for the protection of Lessor and the Premises, and any other party having an interest herein, from mechanics' and materialmen's liens, and Lessee shall give to Lessor at least five (5) business days' prior written notice of the expected date of commencement of any work relating to changes, alterations or additions to the Premises.

                                    ARTICLE 8
                                    UTILITIES

Lessee shall pay prior to delinquency throughout the Term the cost of water, gas, heating, cooling, sewer, telephone, electricity, garbage, air conditioning and ventilating, janitorial services, landscape maintenance (except common area landscape maintenance) and all other materials and utilities supplied to the Premises. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion of all charges which are jointly metered, the determination to be made by lessor in good faith, and payment to be made by Lessee within fifteen (15) days of receipt of the statement for such charges.

                                    ARTICLE 9
                                 USE OF PREMISES

        9.1 Use. The Premises shall be used and occupied by Lessee for only the purposes specified in Paragraph 1.6 and for no other purposes whatsoever with obtaining the prior written consent of Lessor, which shall not be unreasonable withheld.

        9.2 Suitability. This Lease shall be subject to all applicable zoning ordinances and to any municipal, county and state laws and regulations governing and regulating the use of the Premises. Lessee acknowledges that neither Lessor nor Lessor's agent has made any representation or warranty as to the suitability of the Premises for the conduct of Lessee's business.

        9.3 Uses Prohibited.

                (a) Rate of insurance. Lessee shall not do or permit anything to be done in or about the Premises which will cause an increase in the existing rate of insurance upon the Premises (unless Lessee shall pay an increased premium as a result of such use or acts) or cause the cancellation of any insurance policy covering said Premises or any building of which the Premises may be a part, nor shall Lessee sell or permit to be kept, used or sold in or about such Premises any articles which may be prohibited by a standard form policy of fire insurance.

                (b) Interference With Other Tenants. Lessee shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of any building of which the Premises may be a part or injure or annoy them or use or allow the Premises to be used for any unlawful purpose, nor shall Lessee cause, maintain or permit any nuisance in, or about the Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Premises.

                (c) Applicable Laws. Lessee shall not conduct any auctions on the Premises or use the Premises or permit anything to be done in or about the Premises which will in anyway conflict with any law, statute, zoning restriction, ordinance, governmental rule, regulation or requirements of duly constituted public authorities whether now in force or which may hereafter be enacted or promulgated. Lessee shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee whether Lessor be a party thereto or not, that Lessee has violated any law, statute, ordinance or government rule, regulation or requirement, shall be conclusive of that fact as between Lessor and Lessee.

                (d) Signs. Lessee shall not place any sign upon the Premises or in the common areas of the Building or the Property without Lessor's prior written consent, which consent shall not be unreasonably withheld. Lessee shall have the right to identification signage on the monument sign for the Property, subject to Lessor's consent as to the exact location, size, style and color of the sign, the CC&Rs and all applicable governmental regulations.

                                   ARTICLE 10
                               DEFAULT PROVISIONS

        10.1 Insolvency. If, during the Term, Lessee shall be declared insolvent or bankrupt, or if any assignment of Lessee's property shall be made for the benefit of creditors or otherwise, or if Lessee's leasehold interest herein shall be levied upon under execution or seized by virtue of any writ of any court of law, or a trustee in bankruptcy or a receiver be appointed for the property of Lessee, any such occurrence shall be a material default of this Lease, and entitle Lessor at its election to terminate the Lease.

        10.2 Non-Payment, Default Or Vacating. If Lessee shall (a) default in the payment of rent or any, charge owing hereunder and the default is not cured within five (5) business days after receipt of written notice from Lessor or (b) default in performing any non-monetary covenant, condition, agreement or obligation of Lessee hereunder and the default is not cured within thirty (30) calendar days after receipt of written notice from Lessor (unless the nature of Lessee's obligation is such that more than thirty (30) calendar days is required for performance and Lessee promptly commences performance within such 30 day period and thereafter diligently prosecutes the same to completion) then the Lease and all rights, title and interest of Lessee hereunder shall, at the option of Lessor, terminate and Lessee will then quit and surrender the Premises and improvements thereon to Lessor, or Lessor may pursue any other available remedy. Any notice given pursuant to this Paragraph 10.2 shall be in lieu of, and not in addition to, any notice required pursuant to California Code of Civil Procedure Section 1161 regarding unlawful detainer actions. Lessee shall not be in default if the Premises or any part thereof are left vacant so long as Lessee is paying all the rent and other charges owing by it and performing all other obligations under the Lease.

        10.3 Lessor's Right to Relet. Upon recovery of possession of the Premises after Lessee's breach of this Lease, Lessor may, at its option, at any time and from time to time, remove any signs and property of Lessee therefrom and relet the Premises or any part thereof at such rent and upon such terms and conditions as Lessor in its discretion shall determine, and the term of such reletting may be for a terms extending beyond the Term. Such reletting shall neither void nor terminate this Lease. For the purpose of such reletting, Lessor is authorized to make repairs or alterations in or to the Premises at the sole expense of Lessee as may be necessary or desirable for the purpose of such reletting. The costs and expenses of such reletting, including repairs and alterations and any reasonable real estate commissions associated with such reletting shall be paid by Lessee. If the amount realized from such reletting is less than the monthly rent payable hereunder plus all other monthly charges to be paid by Lessee hereunder, less any amount of rental loss for the same period which Lessee proves could be reasonably avoided by Lessor, Lessee will pay such deficiency each month to Lessor. No re-entry, taking of possession or reletting of the Premises by Lessor shall be construed as an election to terminate this Lease unless written notice of such intention is given to Lessee or unless termination thereof is decreed by a court of competent jurisdiction.

        10.4 Right to Terminate. Lessor may at any time after the times prescribed in Paragraph 10.2 elect to terminate the Lease by reason of such uncured default. If Lessor shall at any time terminate this Lease by reason of default of Lessee, then Lessor, in addition to any other remedy it may have, may recover from Lessee any damages incurred by reason of such default including, without limitation, the cost of recovering the Premises, and the amount by which the rent then unpaid for the balance of the Term exceeds the amount of such rental loss for the same period which the Lessee proves could be reasonable avoided by Lessor. Lessee hereby waives all statutory rights inconsistent with the provisions of this Paragraph.

        10.5 Default by Lessor. Lessor will be in default if Lessor fails to perform any obligation required of Lessor (other than a delay in delivery of possession as provided for in Paragraph 3.2) within thirty (30) days after written notice by Lessee, specifying wherein Lessor has failed to perform such obligation; provided that if the nature of Lessor's obligation is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor promptly commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

                                   ARTICLE 11
                            EXPIRATION OR TERMINATION

        11.1 Surrender of Possession. Lessee agrees to deliver up and surrender to Lessor possession of the Premises and all improvements thereon, subject to the terms of Paragraph 7.3, in as good order and condition as when possession was taken by Lessee, excepting only ordinary wear and tear and elements of age. Upon termination of this Lease, Lessor may reenter the Premises and remove all persons and property therefrom. If Lessee shall fail to remove any effects which it is entitled to remove from the Premises upon the termination of this Lease, for any cause whatsoever, Lessor, at its option, may remove the same and store or dispose of them, and Lessee agrees to pay to Lessor on demand any and all expenses incurred in such removal and in making the Premises free from all dirt, litter, debris and obstruction, including all storage and insurance charges. If the Premises are not surrendered at the end of the Term, Lessee shall defend, indemnify and hold Lessor harmless from all loss or liability resulting from delay by Lessee in so surrendering the Premises, including, without limitation, any claims made by any succeeding lessee founded on such delay.

        11.2 Additional Remedies Of Lessor. In addition to the remedies granted to Lessor pursuant to this Lease and pursuant to law, Lessor shall have the rights provided under Section 1951.2 of the California Civil Code. Lessor may also keep the Lease in effect and enforce by an action at law or in equity all of its rights and remedies under the Lease, including (a) the right to recover the rent and other sums as they become due by appropriate legal action, (b) the remedies of injunctive relief and specific performance to compel Lessee to perform its obligations under this Lease, and (c) the right to cause a receiver to, be appointed to administer the Premises. Lessor may make any payment or perform any obligation of Lessee if Lessee has not cured the default in question within the applicable cure period. All sums paid by Lessor and all necessary costs of such performance by Lessor with interest thereon shall be reimbursed to Lessor by Lessee within fifteen (15) days after Lessee's receipt of a statement therefor. Lessor shall have the same rights and remedies in the event of nonpayment of such amounts by Lessee as in the case of failure by Lessee in the payment of rent. Interest shall be at an annual rate equal to the floating commercial prime lending rate reported in The Wall Street Journal most recently published before the date of expenditure, but not to exceed any applicable usury limitations. No act by or on behalf of Lessor intended to mitigate the adverse effect of Lessee's default shall constitute a termination of the Lease or Lessee's right to possession unless Lessor gives Lessee written notice of termination. Any such termination shall not relieve Lessee from the payment of any sums then due Lessor or from any claim for damages resulting from Lessee's default.

        11.3 Holding Over. If Lessee remains in possession of the Premises after expiration of the term and if Lessor and Lessee have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a monthly rental equivalent of 150% of the monthly rental in effect immediately prior to such expiration, such payments to be made as herein provided. In the event of such holding over all of the terms of this Lease including the payment of all charges owing hereunder other than rent shall remain in force and effect on said month to month basis.

        11.4 Voluntary Surrender. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, but shall, at the option of Lessor, terminate all or any existing subleases or subtenancies, or operate as an assignment to Lessor of any or all such subleases or subtenancies.

                                   ARTICLE 12
                            CONDEMNATION OF PREMISES

        12.1 Total Condemnation. If the entire Premises, whether by exercise of governmental power or the sale or transfer by Lessor to any condemnor under threat of condemnation or while proceedings for condemnation are pending, at any time during the Term, or such portion of the entire Premises, shall be taken by condemnation such that there does not remain a portion suitable for occupation, this Lease shall then terminate as of the date transfer of possession is required. Upon such condemnation, all rent shall be paid up to the date transfer of possession is required, and Lessee shall have no claim against Lessor for the value of the unexpired term of this Lease.

        12.2 Partial Condemnation. If any portion of the Premises is taken by condemnation during the Term, whether by exercise of governmental power or the sale or transfer by Lessor to any condemnor under threat of condemnation or while proceedings for condemnation are pending, this Lease shall remain in full force and effect; except that in the event a partial taking leaves the Premises unfit for normal and proper conduct of the business of Lessee, then Lessee shall have the right to terminate this lease effective on the date transfer of possession is required. Lessee may elect to exercise its right to terminate this Lease pursuant to this paragraph by serving written notice to Lessor within thirty (30) days of Lessee's receipt of notice of condemnation. All rent shall be paid up to the date of termination; and Lessee shall have no claim against Lessor for the value of any unexpired term of this Lease. If this Lease shall not be cancelled, the rent after such partial taking shall be that percentage of the adjusted base rent specified herein, equal to the percentage which the square footage of the untaken part of the Premises immediately after the taking bears to the square footage of the entire Premises immediately before the taking. Any sums owing hereunder which are calculated on the basis of Lessee's pro rata share (as set forth in Paragraph 1.4) shall also be adjusted to reflect the decreased square footage of the Premises due to the condemnation. If Lessee's continued use of the Premises requires alterations and repairs by reason of a partial taking, Lessor shall make and pay for such alterations and repairs, but only to the extent of proceeds received by Lessor for the condemning authority relating to the improvements to be altered and repaired, and Lessee shall pay the balance of such alterations and repairs. If Lessee is not willing to pay the balance of such alterations and repairs, Lessor shall have the right to terminate this Lease as of the date of taking.

        12.3 Award to Lessee. In the event of any condemnation, whether total or partial, Lessee shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Lessee for all losses of Lessee, including loss of business, fixtures or equipment belonging to Lessee immediately prior to the condemnation. The balance of any condemnation award shall belong to Lessor, and Lessee shall have no further right to recover from Lessor or the condemning authority for any additional claims arising out of such taking.

Notwithstanding the foregoing, any other award made as a result of a total or partial taking shall belong to and be paid to Lessor, except that Lessee shall receive from such award the following: (a) a sum attributable to improvements or alterations made to the Premises by Lessee which Lessee has the right to remove but elects not to remove and which increase the value of the Premises; and (b) any part of the award made directly to Lessee for the taking of personal property or trade fixtures belonging to Lessee, for the interruption of Lessee's business or for its moving costs, or for loss of Lessee's good will.

                                   ARTICLE 13
                                 ENTRY BY LESSOR

Provided that Lessor gives Lessee prior written notice, Lessee shall permit Lessor and its agents to enter the Premises at all reasonable times for any of the following purposes: to inspect the Premises; to maintain the building in which the Premises are located; to make such repairs to the Premises as Lessor is obligated or may elect to make; to make repairs, alterations or additions to any other portion of the building in which the Premises are located; to show the Premises and post "To Lease" signs for the purposes of reletting during the last ninety (90) days of the Term; to show the Premises as part of a prospective sale by Lessor or to post notices of non-responsibility. Lessor shall have such right of entry without any rebate of rent to Lessee for any loss of occupancy or quiet enjoyment of the Premises thereby occasioned.

In case of emergency, Lessor may enter the Premises without providing notice to Lessee. In making any entry into the Premises, Lessor shall not unreasonably interfere with Lessee's business. Lessor shall comply with Lessee's reasonable security regulations.

Notwithstanding the provisions of Article 13 of the Lease, Lessor shall be liable for damage or injury to the equipment, goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers or any other person in or about the Premises, which injury or damage is caused by Lessor's entry upon the Premises.

                                   ARTICLE 14
                                 INDEMNIFICATION

Lessee agrees not to hold Lessor liable for any injury or damage, either proximate or remote, occurring through or caused by any repairs or alterations to the Premises unless such injury or damage arises from the willful misconduct or negligence of Lessor or its agents. Lessee will defend, indemnify, save and hold harmless Lessor from all claims, actions, liability, loss, expense, damage or injury to persons or property arising from or occurring by reason of Lessee's occupation or use of the Premises unless such losses or injuries are proximately caused by any willful misconduct or negligence of Lessor or its agents. Lessor shall not be liable for any injury to persons or damage to or loss of property of Lessee or other persons located on the Premises, and Lessee shall defend, indemnify, save and hold Lessor harmless from any claims and losses arising out of damage to the same, unless such injury, loss or damage is proximately caused by the willful misconduct or negligence of Lessor or its agents.

                                   ARTICLE 15
                            ASSIGNMENT AND SUBLETTING

        Lessee shall not assign this Lease in whole or in part, or sublet the Premises or any part thereof, or license the use of all or any portion of the Premises or business conducted thereon, or encumber or hypothecate this Lease, without first obtaining the written consent of Lessor, which consent will not be unreasonably withheld. Lessee shall submit in writing to Lessor: (a) the name and legal composition of the proposed sublessee; (b) the nature of the proposed sublessee's business to be carried on in the Premises; (c) the terms and provisions of the proposed sublease; and (d) such financial and other reasonable information as Lessor may request concerning the proposed sublessee. Lessor shall give its consent or give notice that it does not consent, specifying the reasons therefor, within seven (7) business days after receiving all the information set forth in the preceding sentence. Any assignment, subletting, licensing, encumbering, or hypothecating of this Lease without such prior written consent shall, at the option of Lessor, constitute grounds for termination of this Lease. Lessor's consent to any assignment or sublease shall not constitute a waiver of the necessity for such consent to any subsequent assignment or sublease. This prohibition against assignment and subletting shall be construed to include a prohibition against assignment or subletting by operation of law. Notwithstanding any assignment or subletting with Lessor's consent, Lessee shall remain fully liable on this Lease and shall not be released from its obligations hereunder. In the event Lessor shall consent to a sublease or assignment under this paragraph, Lessee shall pay Lessor's reasonable attorneys' fees incurred in connection with giving such consent. In addition, Lessee shall pay to Lessor with its regularly scheduled rent payments fifty percent (50%) of all rent or other charges in lieu of rent (but excluding common area expenses, taxes, insurance, and management fees) collected by Lessee from a sublessee or assignee which are in excess of the rent then owing pursuant to Article 4.

Notwithstanding the foregoing, Lessee shall be free to assign or sublet without Lessor's consent (a) to a company that controls, is controlled by, or is under common control with Lessee, (b) to the surviving entity in connection with a merger, consolidation or other reorganization of Lessee, and (c) to the purchaser in connection with the sale of substantially all of the assets of the business being conducted at the Premises. However, Lessee shall notify Lessor of Lessee's intent to make such assignment or sublet prior to the date of actual assignment or sublet.

                                   ARTICLE 16
                              DAMAGE OR DESTRUCTION

        16.1 Right to Terminate on Destruction of Premises. If the Premises are damaged by a peril not covered by insurance, Lessor may terminate the Lease if the cost to restore exceeds twenty percent (20%) of the replacement cost of the Premises and Lessee does not agree in writing to pay such excess within ten (10) days of receipt of Lessor's written election to terminate.

If the Premises are materially damaged during the Term either Lessor or Lessee shall have the option to terminate the Lease if such option is exercised in writing no later than ten (10) calendar days after the occurrence of the damage. As used herein, materially damaged shall mean that the cost of repair is equal to or greater than 33% of the replacement cost of the Premises. Notwithstanding the foregoing, if the insurance proceeds available to Lessor, plus the funds, if any, which Lessee is willing to contribute to replace the Premises, are sufficient to replace the Premises, Lessee shall have the right to elect to continue this Lease and Lessor shall, as soon as possible, commence the replacement of the Premises and diligently prosecute the construction of the Premises to completion. Lessee shall exercise such right on or before ten (10) calendar days after Lessor notifies Lessee of the approximate cost of repair and the amount of insurance proceeds available; and Lessee's failure to timely exercise such right shall be deemed a waiver of such right.

        16.2 Damage Near End of Term. If the Premises are materially damaged (as defined in Paragraph 16.1) during the last twenty-four (24) months of the Term, then Lessor may, at its option cancel and terminate this Lease as of the date of the occurrence of such damage. If Lessor does not elect to terminate this Lease, the repair of such damage shall be governed by Paragraph 16.3.

        16.3 Repairs by Lessor. If Lessor or Lessee does not elect to terminate this Lease pursuant to Paragraph 16.1 or 16.2, Lessor shall, immediately upon receipt of insurance proceeds paid in connection with such casualty, but in no event later than ninety (90) days after such damage has occurred, proceed to repair or rebuild the Premises, on the same plan and design as existed immediately before such damage or destruction occurred, subject to such delays as may be reasonably attributable to governmental restrictions or failure to obtain materials or labor, or other causes beyond the control of Lessor. Lessee shall be liable for the repair and replacement of all fixtures, leasehold improvements, furnishings, merchandise, equipment and personal property not covered by the property insurance described in Paragraphs 6.1 and 6.2.

        16.4 Reduction of Rent During Repairs. If Lessee is able to continue to conduct its business during the making of repairs, the rent then prevailing will be equitably reduced in the proportion that the unusable part of the Premises bears to the whole thereof for the period that repairs are being made. No rent shall be payable while the Premises are wholly unusable due to casualty damage.

        16.5 Arbitration. Any controversy, or claim arising out of or relating to this Article shall be settled by arbitration in accordance with California Code of Civil Procedure, Sections 1280 et seq. The expenses of arbitration shall be borne by the parties as allocated by the arbitrators. The party desiring arbitration shall serve notice upon the other party, together with designation of the first party's arbitrator.

                                   ARTICLE 17
                                     PARKING

Lessee shall have the nonexclusive right to use the two hundred forty-two (242) parking spaces in the parking area, provided that under no circumstances shall Lessor be required to police or monitor the parking rights of Lessee or any other tenant.

                                   ARTICLE 18
                     COVENANTS, CONDITIONS AND RESTRICTIONS

This Lease will be subject to the terms and conditions of the Declaration Of Covenants, Conditions And Restrictions Of Montague Business Park ("Declaration") imposing certain covenants, conditions and restrictions on the use and management of the Property. Lessor has delivered to Lessee copies of the Declaration recorded December 23, 1980 as Instrument No. 6934001. Lessee agrees to comply with all provisions of the Declaration applicable to its occupancy, interest, use and utilization of the Premises subject to this Lease, provided that they are not materially different from the Declaration submitted to Lessee. Any failure to comply with the Declaration shall be a default under the terms of this Lease.

                                   ARTICLE 19
                            MISCELLANEOUS PROVISIONS

        19.1 Waiver. No waiver of any default of any of the covenants or conditions of this Lease shall be construed to be a waiver of any other default or to be a consent to any further or succeeding default of the same or other covenant or condition. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding default by Lessee of any term, covenant or condition of this Lease, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding default at the time of acceptance of such rent.

        19.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

        19.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and either personally delivered or sent by certified mail, return receipt requested, postage prepaid, properly addressed to the other party at the address set forth next to its signature below, or at such other address as may from time to time be designated in like manner by one party to the other. Any such notice shall be deemed given when personally delivered or on the date indicated on the Postal Service's certified mail receipt.

        19.4 Partial Invalidity. If for any reason any provision of this Lease shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby.

        19.5 Number and Gender. All terms in this Lease shall be construed to mean either the singular or the plural, masculine, feminine or neuter, as the situation may demand.

        19.6 Descriptive Headings. The headings used herein and in any of the documents attached hereto as schedules, lists or exhibits are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or effect of any such provisions.

        19.7 Time is of the Essence. In all matters time is of the essence in the performance of all obligations under this Lease.

        19.8 Entire Agreement. This Lease and the documents attached hereto as schedules, lists or exhibits, constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any prior agreements and understandings, whether oral or written, between and among them with respect to the lease of the Premises, rental therefor, use thereof and all other such matters. The provisions of this Lease may be waived, altered, amended or repealed in whole or in part only upon the written consent of Lessor and Lessee.

        19.9 Memorandum of Lease. Lessor and Lessee mutually agree that they will not file or record a copy of this Lease, but that in the event Lessor requests a recording, Lessor and Lessee shall execute and acknowledge a memorandum of this Lease in a form approved by the parties setting forth in said memorandum the description of the Premises, the date of the

Lease, the Commencement Date and the date of termination. Said memorandum of Lease may be recorded in the Recorder's Office of the County in which the Premises are located.

        19.10 Applicable Law. This Lease shall be construed and interpreted in accordance with the laws of the State of California, without giving effect to any doctrine of renvoi or other doctrine of conflicts of law.

        19.11 Corporate Authority. Each individual executing this Lease on behalf of a corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of the corporation, and that this Lease is binding upon said corporation in accordance with its terms.

        19.12 Litigation Expense. If any party shall bring an action against any other party hereto by reason of the breach of any covenant, warranty, representation or condition hereof, or otherwise arising out of this Lease or any schedule, list or exhibit hereto, whether for declaratory or other relief, the prevailing party in such suit shall be entitled to such party's costs of suit and reasonable attorneys' fees, which shall be payable whether or not such action is prosecuted to judgment.

        19.13 Subordination of Leasehold. Lessee agrees that this Lease is and shall be, at all times, subject and subordinate to the lien of any mortgage or other encumbrances which Lessor may create against the Premises or the Property, or both, including all renewals, replacements and extensions thereof; provided, however, that regardless of any default under any such mortgage or encumbrance or any sale of the Premises under such mortgage, so long as Lessee performs all covenants and conditions of this Lease and continues to make all payments hereunder, this Lease and Lessee's possession and rights hereunder shall not be disturbed by the mortgagee or anyone claiming under or through such mortgagee. Lessee agrees to execute any and all instruments in writing which may be required by Lessor to subordinate Lessee's rights to the lien of such mortgage.

Lessee's subordination is only effective in favor of a future lender so long as such lender, on behalf of itself and any purchaser at a foreclosure sale, agrees in writing to recognize all rights of Lessee under the Lease.

        19.14 Lessee's Certificate. Within fifteen (15) days following Lessor's request, Lessee shall complete, execute and deliver to Lessor a Lessee's Certificate setting forth the information requested therein relating to this Lease and Lessor's and Lessee's obligations thereunder. Failure of Lessee to deliver such Certificate within said fifteen (15) days shall be deemed to be an acknowledgment that Lessor is not in default under the Lease, and that the terms of the Lease have not been modified or supplemented in anyway. It is intended that such Certificate may be relied upon by any prospective purchases, lender, or assignee of any lender of the Premises.

        19.15 Attornment. Lessee shall, in the event of any sale of the Premises or if proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage, installment land contract or deed of trust made by Lessor covering the Premises, attorn to the mortgagee or the purchaser upon any, such foreclosure or sale and recognize such mortgagee or purchaser as Lessor under this Lease.

        19.16 Exhibits. EXHIBITS A and B, attached hereto, are a part hereof.

                                   ARTICLE 20
                               HAZARDOUS MATERIALS

        20.1 Definition. "Hazardous Material" shall mean any substance or material which has been designated hazardous or toxic by any federal, state, county, municipal or other governmental agency or authority or determined by such agency or authority to be capable of endangering or posing a risk of injury to, or adverse effect on, the health or safety of persons, the environment or property.

        20.2 Use. Lessee shall not store, use, generate, release, or dispose of any Hazardous Materials in, on or adjacent to the Premises or the Property, or ship any Hazardous Materials therefrom, except in compliance with all laws, ordinances, regulations, rules, and policies, including any obligation to notify Lessor of same. Lessee shall submit to Lessor copies of all permits, licenses, filings, reports or other documentation submitted to any governmental agency or authority, at the same time such documents are submitted to the governmental agency or authority.

        20.3 Notice. Lessee shall immediately notify Lessor as soon as possible of any inquiry, test, investigation, or enforcement proceeding by or against Lessee or the Premises or the Property concerning a Hazardous Material in, on, under or within 2,000 feet of the Premises and the Property. Lessee acknowledges that Lessor, as the owner of the Premises, shall have the right, at its election, in its own name or as Lessee's agent, to negotiate, defend, approve, and appeal, at Lessee's expense, any action taken or order issued by an applicable governmental authority with regard to Lessee's failure to comply with the provisions of this Article 21. Notwithstanding the foregoing, Lessee shall not be responsible for the cost of complying with any action taken or order issued by an applicable governmental authority with regard to any Hazardous Materials found in, on or under any real property within 2,000 feet of the Premises or the Property if their presence was not caused by Lessee. Lessee shall submit to Lessor copies of all such inquiries, tests, investigations and enforcement proceedings and copies of all reports and responses thereto prepared by Lessee. Lessee shall submit same to Lessor within five (5) days after receipt of same by Lessee, whether such receipt is from a governmental authority or nongovernmental entity.

        20.4 Removal and Disposal. In addition, Lessee shall immediately remove all Hazardous Materials which Lessee has caused to be released or disposed of in, on, under or adjacent to, the Premises or the Property. Lessee shall dispose of all Hazardous Material removed from the Premises or the Property in lawful disposal sites and otherwise in compliance with all applicable laws, ordinances, regulations, rules and policies, and in all removals of Hazardous Materials, Lessee shall list itself as the shipper.

        20.5 Indemnity. Lessee further agrees to indemnify, defend and hold Lessor harmless from and against any claims, suits, causes of action, costs, fees, including attorneys' fees and costs, arising out of or in connection with any clean-up work, inquiry or enforcement proceeding, and any Hazardous Materials currently or hereafter stored, used, generated, released or disposed of by Lessee or its agents, employees, contractors or invitees in, on, under or adjacent to the Premises or the Property, or any Hazardous Materials shipped by Lessee therefrom.

        20.6 Right of Entry. Notwithstanding any other right of entry granted to Lessor under this Lease, Lessor shall have the right to enter the Premises or to have consultants enter the Premises throughout the term of this Lease for the purpose of determining: (i) whether the Premises are in conformity with federal, state and local laws, ordinances, regulations, rules and policies including those pertaining to the environmental condition of the Premises and the Property, (ii) whether Lessee has complied with this Article 21, and (iii) the corrective measures, if any, required of Lessee to ensure the safe storage, use, generation, release, shipment and disposal of Hazardous Materials, or to remove Hazardous Materials. Such entry shall comply with the provisions of Article 13. Lessee agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are limited to, entering the Premises or the Property with drill rigs or other machinery for the purpose of obtaining soil, water or other samples. Lessor shall not be limited in the number of such inspections during the term of this Lease.

        20.7 Inspection. If Lessee does store, use, generate, release, or dispose of any Hazardous Materials in, on, under or adjacent to the Premises or the Property, or ship any Hazardous Materials therefrom, Lessee shall pay for the reasonable cost of any inspection reasonably determined to be necessary by Lessor. If Lessee does not store, use, generate, release or dispose of any Hazardous Materials in, on, under or adjacent to the Premises or the Property, or ship any Hazardous Material therefrom, Lessor shall pay the cost of such inspection; however, if such inspection, together with any other evidence, shows that Lessee caused the presence of any Hazardous Materials, Lessee shall pay for the reasonable cost of such inspection and all subsequent inspections until the Hazardous Materials are eliminated. If such consultants determine that the Premises or the Property, or both, are contaminated with Hazardous Materials caused to be present by Lessee, Lessee shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Lessor and any applicable governmental agencies and reimburse Lessor for the cost of such inspections within ten (10) days of receipt of a written statement therefor. The right granted to Lessor herein to inspect the Premises or the Property shall not create a duty on Lessor's part to inspect the Premises or the Property, or any liability of Lessor for Lessee's use, storage, release or disposal of Hazardous materials, it being understood that Lessee shall be solely responsible for all liability in connection therewith.

        20.8 Surrender. Lessee shall surrender the Premises and the Property to Lessor upon the expiration or earlier termination of this Lease free of all Hazardous Materials which Lessee has caused to be released or disposed of in, on, under or adjacent to the Premises or the Property, and in a condition which complies with all governmental laws, ordinances, regulations, rules and policies, recommendations of consultants hired by Lessor, and such other reasonable requirements as may be imposed by Lessor.

Addendum to Lease dated October 25, 1989 between Teachers Insurance and Annuity Association of America ("Lessor") and GaSonics, Inc. ("Lessee")

22. Letter of Credit

Lessee may deposit with Lessor in lieu of cash, an irrevocable letter of credit payable to Lessor in the amount of Forty Four Thousand and no/100ths Dollars ($44,000.00) in satisfaction of Lessee's obligation under Section 4.5 of this Lease. The letter of credit shall be issued by an institutional lender reasonably acceptable to Lessor and shall not be subject to any security arrangement between Lessee and the issuing bank at any time during the term of the letter of credit. The letter of credit shall contain language authorizing Lessor to draw upon the letter of credit if (i) Lessee is in default of any term, covenant or condition of this Lease, and (ii) Lessor has incurred costs or suffered loss or damage as a result of Lessee's default. The letter of credit shall have a term of at least twelve (12) months and shall provide for drawing thereon anytime during the term of the letter of credit subject to the conditions set forth herein. After delivery of a letter of credit to Lessor, as long as this Lease remains in effect, Lessee shall have no right to withdraw such letter of credit unless Lessee substitutes a replacement letter or letters of credit by cash deposit in an equal amount with Lessor. If the letter of credit expires prior to the expiration of the Lease term, then Lessee shall be required to replace or renew the letter of credit. Upon substitution of a cash deposit or replacement letter of credit in an equal amount, Lessor shall return the replaced letter of credit to Lessee. The proceeds of the letter of credit shall be applied toward rent or any other sum in default as set forth in Paragraph 4.5 of the Lease.

LESSOR                                      LESSEE

TEACHERS INSURANCE AND ANNUITY              GASONICS, INC., a
ASSOCIATION OF AMERICA, a                   California corporation
New York corporation

By /s/ JAMES P. GARAFALO                    By [SIGNATURE ILLEGIBLE]
   ---------------------------------           ---------------------------------

Its ASSISTANT SECRETARY                     Its President
   ---------------------------------           ---------------------------------

                                            By
                                               ---------------------------------

                                            Its
                                               ---------------------------------

        20.9 Survival. Lessee's and Lessor's obligations under this Article 21 shall survive termination of this Lease.

        20.10 Lessor's Covenant. Lessor represents and covenants that it has no knowledge of the existence of any Hazardous Materials located on or beneath the Premises prior to Lessee's occupancy of the Premises.

                                   ARTICLE 21
                             RIGHT OF FIRST REFUSAL

        During the term of this Lease, and, provided that Lessee is not in default of any of the terms and conditions of this Lease, Lessee shall have the right of first refusal to lease all or any portion of the remaining unleased space in the Building, consisting of approximately thirty thousand (30,000) square feet ("Additional Space"), on the following terms. If during the term of this Lease, Lessor receives from a third party ("Third Party") a bona fide offer to lease all or any portion of the Additional Space on terms and conditions acceptable to Lessor, in Lessor's sole discretion, as evidenced by a letter of intent or other written offer, Lessor shall notify Lessee in writing of the terms and conditions upon which Lessor would lease the Additional Space or such portion thereof to the Third Party ("Lessor's Notice"). If Lessee does not notify Lessor in writing within five (5) business days after its receipt of Lessor's Notice of its intent to lease the Additional Space or such portion thereof on the terms and conditions stated in Lessor's Notice, or Lessor and Lessee, through no fault of Lessor, fail to execute an amendment to this Lease within thirty (30) days after Lessee's receipt of Lessor's Notice, Lessor may thereafter lease the Additional Space or such portion thereof to the Third Party on the terms and conditions stated in Lessor's Notice without additional notice to Lessee. If Lessor and the Third Party fail to enter into a lease for the Additional Space or if the Additional Space or any portion thereof becomes available for lease again during the term of this Lease, Lessee shall have the right of first refusal to lease the Additional Space as provided herein.

LESSOR                                            LESSEE

Teachers Insurance and                            GaSonics, Inc., a
Annuity Association                               California corporation
730 Third Avenue, Eighth Floor
New York, New York 10017
Attn: James P. Garofalo

By /s/ JAMES P. GARAFALO                    By [SIGNATURE ILLEGIBLE]
   ---------------------------------           ---------------------------------

     Its ASSISTANT SECRETARY                     Its President
        ----------------------------                ----------------------------

                                            By
                                               ---------------------------------

                                                 Its
                                                     ---------------------------

                                     [MAP]


                                   EXHIBIT A

                                   EXHIBIT B

                              WORK LETTER AGREEMENT

        In connection with the Tenant Improvements to be installed on the Premises the parties hereby agree as follows:

        1. Plans and Specifications. Lessee shall retain licensed contractors as the architect ("Architect") for the completion of final architectural plans and specifications for the tenant improvements to be constructed on the Premises ("Final Plans and Specifications"). A general description of the Tenant Improvements which Lessee intends to construct is attached as EXHIBIT B-1. Lessee shall cooperate diligently with the Architect and shall deliver the Final Plans and Specifications to Lessor for Lessor's approval. Such plans shall have been previously approved by Lessee. Once the Final Plans and Specifications are completed and approved by Lessee and Lessor, Lessee shall enter into a construction contract for the Tenant Improvements. Lessee's contractor and/or subcontractors shall be licensed, fully bonded and subject to Lessor's approval, which approval shall not be unreasonably withheld.

        2. Drawings, Construction and Work Quality. Upon approval of the Final Plans and Specifications, Architect shall complete the working drawings in accordance therewith and submit the working drawings to Lessor and Lessee for approval. The working drawings shall be approved by Lessor and Lessee by initialing same and shall thereafter be attached hereto as EXHIBIT B-2. Neither Lessee nor Lessor shall unreasonably withhold their approval thereto. Thereafter Lessee shall complete construction of the Tenant Improvements in a good and workmanlike manner in accordance with the approved working drawings, with new materials of good quality and with adequately trained and supervised labor. Lessee shall arrange for all Tenant Improvements to be fully warranted (labor and materials) by the general contractor, sub-contractor, or appropriate supplier, as the case may be, for a period of one (1) year after the completion thereof.

        3. Tenant Improvements Allowance. Lessor shall provide an allowance for the planning and construction of the Tenant Improvements in the amount of Three Hundred Eighty-Two Thousand Seven Hundred Fifty-Six and no/100ths Dollars ($382,756.00) ("Tenant Improvements Allowance"). The Tenant Improvements Allowance shall be the maximum contribution by Lessor for the Tenant Improvements Cost. Any Tenant Improvements to be paid for with the Tenant Improvements Allowance shall be completed by Lessee prior to the expiration of the thirty-sixth (36th) month of the term. Lessee shall review and approve all invoices and forward them to Lessor with lien releases for the work performed for Lessor's review, approval and payment on a job progress basis. Lessor shall promptly review and pay all invoices submitted with appropriate lien releases.

        4. Tenant Improvements Cost. The Tenant Improvements cost ("Tenant Improvements Cost") to be paid by


                                   EXHIBIT B

Lessor from the Tenant Improvements Allowance shall be the following:

                (i) All costs of preliminary and final architectural and engineering plans and specifications for the Tenant Improvements, and engineering costs, including governmentally required upgrades, associated with completion of the State of California energy utilization calculations under Title 24 legislation;

                (ii) All costs of obtaining building permits and other necessary authorizations from the appropriate governmental entity;

                (iii) All costs of interior design and finish schedule plans and specifications including as-built drawings;

                (iv) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Lessee's contractor in connection with construction of the Tenant Improvements and also including, without limitation, the cost of permanent partitioning, utility systems, fire sprinkler systems, heating, ventilating and air conditioning systems and equipment, electrical distribution facilities, wiring, cables, lighting, ceilings, and any necessary installation of fixtures and equipment, restrooms and carpeting and improvements reasonably necessary for occupancy by Lessee;

                (v) All fees payable to the Architect and Lessor's engineering firm if they are required by Lessee to redesign any portion of the Tenant Improvements following Lessee's approval of the Final Plans and Specifications;

                (vi) Sewer connection fees.

Except as set forth in this EXHIBIT B, the Tenant Improvements Cost shall not include any costs of procuring, constructing or installing in the Premises any of Lessee's personal property.

        5. Excess Tenant Improvements Cost. If the Tenant Improvements Cost for the Premises exceeds the Tenant Improvements Allowance for the Premises, any such excess costs shall be paid for solely by Lessee.

        6. Change Requests. No revisions to the approved Floor Plan and Final Plans and Specifications shall be made by either Lessor or Lessee unless approved in writing by both parties. Lessee agrees to make reasonable changes requested in writing by Lessor. Any Costs resulting from changes requested by Lessor shall be paid for by Lessor. Costs resulting from such changes shall include, without limitation, any architectural or design fees, and Lessee's general contractor's price for effecting the change.

        7. Indemnification. Lessee shall indemnify and hold Lessor harmless from all costs, expenses, and liabilities whatsoever, including attorneys' fees and costs, arising out of or in connection with the planning and construction of the Tenant Improvements (except that Lessor shall be liable for payment of the Tenant Improvement Allowance as provided in



                                   EXHIBIT B

Paragraph 3), and Lessee's activities on or about the Premises during the period of construction of the Tenant Improvements. Lessee shall be required to carry worker's compensation insurance in the statutory limits, and fire and builder's All-Risk Insurance during the period of construction of the Tenant Improvements which insurance shall name Lessor and Lessor's agents as additional insureds. Lessee's construction of the Tenant Improvements shall not commence until Lessor has given Lessee written notice that such work may commence.

        8. Performance Bond. Lessee at its cost shall furnish to Lessor a performance and completion bond in a form and with an insurance company reasonably acceptable to Lessor guaranteeing the completion of the Tenant Improvements free and clear of all liens and other charges, and in accordance with the Final Plans and Specifications.



                                   EXHIBIT B

                           [COOPER/BRADY LETTERHEAD]

August 4, 1989

TEACHERS INSURANCE AND ANNUITY
c/o Mr. Greg Haupt
SCHNEIDER COMMERCIAL REAL ESTATE
3945 Freedom Circle, Suite 560
Santa Clara, CA 95054

RE: GaSonics tenant improvements for the property located at 2730-2760 Junction Avenue, San Jose

This letter is submitted in order to provide a more complete understanding and disclosure for both Teachers Insurance and Annuity and GaSonics of the anticipated use of the Tenant Improvement Allowance.

The primary goal of GaSonics is to provide, upon occupancy of 2730-2760 Junction Avenue, a clean and functional workplace for both office and production personnel. To this end, the new paint throughout, the new moisture barrier on the concrete floor, and the new tile throughout is a prerequisite prior to occupancy of the premises. It is our understanding that Teachers Insurance and Annuity will provide the above at their cost.

The agreement is that there will be a Tenant Improvement Allowance of Six Dollars and Thirty Three Cents ($6.33) per square foot to be available to GaSonics subject to the reasonable approval of Teachers Insurance and Annuity.

In order to circumvent any potential misunderstandings at some future date, GaSonics would like to, at this time, provide detail of the intended use of the $6.33 per square foot allowance. This will give Teachers Insurance and Annuity a clear picture where these Tenant Improvement funds will be allocated, and is intended to provide GaSonics with a tentative approval of the following:

A. Approximately One Dollar and Fifty Cents ($1.50) per square foot for electrical distribution to the production area. This will be completed as soon as possible by Gasonics.

B. Approximately Thirty-Three Cents ($.33) per square foot for the construction of the exterior enclosure for storage of nitrogen, oxygen, and Hydrogen as allowed in limited quantities by all code requirements.

C. Approximately Four Dollars and Fifty Cents ($4.50) per square foot for the construction of one three stage clean room or three separate and adjacent interlocking clean rooms preparation of final product to customer. Since GaSonics' products will be installed in a customers' clean rooms,



                                   EXHIBIT B-1

August 4, 1989
Teachers Insurance and Annuity
Page Two

        there is pressure on GaSonics to provide a shippable product that is as clean as possible. Any contamination at all is a problem. Now, the challenge for GaSonics is to provide the most cost effective clean room that is economically feasible. The best thinking at this time suggests three hermetically sealed "bags" that are installed in each of three progressively clean rooms so that the end customer can reverse the bagging process for the cleanest end product installed in the clients facility.

        Due to the bulky size of the GaSonics end product, the clean room can accommodate only a fixed small number at one time. Future production growth may depend on the right size and clean level i.e. class 1000, class 100, etc. The clean room is mandated, and GaSonics must install this three stage process. The exact sizes are now being formulated based on the long range marketing shipping schedules five years out, to ten years out.

D. Approximately One Dollar ($1.00) per square foot to One Dollar and Fifty Cents ($1.50) per square foot for the potential relocation of miscellaneous walls and recarpeting as necessary. This is optional and is subject to extra dollar efficiencies being created by the clean room plans and construction.

We trust that this clarifies any questions and helps to move us one step closer to a final lease document between Teachers Insurance and Annuity and GaSonics.

                                     [SIGNATURE ILLEGIBLE]              8/11/89
                                     -------------------------------   ---------
                                     GaSonics                          Date

                                     -------------------------------   ---------
                                     Teachers Insurance                Date
                                     Annuity

/db096



                                   EXHIBIT B-1
on?site supervisory and administrative staff, office, equipment and temporary services rendered by Lessor's contractor in connection with construction of the Tenant Improvements.

In no event shall the Tenant Improvements Allowance be used for procuring, constructing or installing in the Expansion Space any of Lessee's personal property.

        5. Excess Tenant Improvements Cost. If the Tenant Improvements Cost exceeds the Tenant Improvements Allowance, any such excess costs shall be paid for directly by Lessee.

        6. Change Requests. No revisions to the approved Final Plans and Specifications shall be made by either Lessor or Lessee unless approved in writing by both parties. Lessee agrees to make all changes: (i) required by any public agency to conform with governmental regulations, or (ii) reasonably requested in writing by Lessor.



                                    EXHIBIT C

                    FIFTH AMENDMENT TO LIGHT INDUSTRIAL LEASE

        This Fifth Amendment to Light Industrial Lease (the "Fifth Amendment"), dated as of March 23rd, 2000, is entered into by and between TIAA Realty, Inc., a Delaware corporation "Lessor") and Gasonics International, Inc., a California corporation ("Lessee").

                                    RECITALS

A. Lessor's predecessor-in-interest, Teachers Insurance and Annuity Association of America, a New York corporation, and Lessee's predecessor-in-interest, Gasonics, Inc., entered into that certain Light Industrial Lease dated October 25, 1989, as amended by that certain First Amendment to Light Industrial Lease dated February 21, 1992, that certain Second Amendment to Light Industrial Lease dated April 1, 1992, that certain Third Amendment to Light Industrial Lease (undated) and that certain Fourth Amendment to Light Industrial Lease dated July, 1999 (collectively, the "Lease"), pursuant to which Lessor leased to Lessee the premises located at 2730-2760 Junction Avenue, San Jose, California, consisting of approximately ninety thousand four hundred sixty-seven (90,467) square feet (the "Original Premises").

B. The Lease is scheduled to expire on December 31, 2001.

C. Lessor and Lessee desire to (1) extend the term of the Lease with respect to the Original Premises, (2) provide for Lessee's occupancy of additional space consisting of a portion of the building located at 404-410 East Plumeria Drive, San Jose, California as of May 1, 2000 and (3) provide for Lessee's occupancy of the remaining space in the building located at 404-410 East Plumeria Drive, San Jose, California as of approximately July 1, 2002, as more specifically provided in this Fifth Amendment.

        Now, therefore, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follow:

        1. ADDITIONAL LEASED PREMISES: Lessor hereby leases to Lessee, and Lessee leases from Lessor, the following:

                a. 404 EAST PLUMERIA. The premises consisting of approximately twenty- seven thousand nine hundred eight (27,908) rentable square feet of space in the Montague Business Park, commonly known as 404 East Plumeria Drive, San Jose, California (the "404 E. Plumeria Premises").

                b. 410 EAST PLUMERIA. The premises consisting of approximately twenty seven thousand five hundred seventy-six (27,576) rentable square feet of space in the Montague Business Park, commonly known as 410 East Plumeria Drive, San Jose, California (the "410 E. Plumeria Premises").

               The 404 E. Plumeria Premises and the 410 E. Plumeria Premises and the real property of which they are a part are referred to hereinafter collectively as the "Plumeria Property". All references in the Lease to the "Premises" shall be deemed to refer to the Original Premises, and as of the 404
E. Plumeria Commencement Date and the 410 E. Plumeria

Commencement Date, respectively, the 404 E. Plumeria Premises and the 410 E. Plumeria Premises. Lessor and Lessee agree that the rentable square footage of the Premises as set forth above shall be conclusive as between the parties for the purposes of this Lease and that if a remeasurement of the Premises, or any portion thereof, reflects a greater or lesser size, there shall be no adjustment of the base Monthly Rent or any other amount payable finder the Lease, as amended by this Fifth Amendment,

        2. TERM.

                a.      COMMENCEMENT.

                        (1) The Term of the Lease for the Original Premises has already commenced;

                        (2) The Term of the Lease for the 404 E. Plumeria Premises shall commence on May 1, 2000 (the "404
                                E. Plumeria Commencement Date"); and

                        (3) The Term of the Lease for the 410 E. Plumeria Premises shall commence on July 1, 2002 (the "410 E. Plumeria Commencement Date").

                        Provided, however, that if Lessor is unable to deliver possession of the 404 E. Plumeria Premises and/or the 410 E. Plumeria Premises by the dates provided above, such failure shall not affect the validity of this Lease nor shall it extend the Term or render Lessor liable to Lessee for any loss or damage resulting therefrom or delay the 404 E. Plumeria Commencement Date except as provided in Paragraph 9 of this Fifth Amendment. Notwithstanding any other provision of this Lease, if Lessor cannot deliver possession of the 410 E. Plumeria Premises to Lessee for any reason including the fault of Lessor, the Term of the Lease with respect to the 410 E. Plumeria Premises shall instead commence on the date on which Lessor tenders possession of the 410 E. Plumeria Premises to Lessee.

                b. EARLY OCCUPANCY. After execution of this Fifth Amendment and the delivery by Lessee of the security deposit, insurance certificates showing coverage for the 404 E. Plumeria Premises in the amounts required under the Lease and any other sums hereunder required to be paid upon execution of this Fifth Amendment, and upon Lessor obtaining possession of the 404 E. Plumeria Premises, Lessee shall be provided with access to the 404 E. Plumeria Premises for the purpose of performing any alterations or improvements and otherwise preparing for the occupancy of the 404 E. Plumeria PREMISES, provided, however, that any alterations or improvements shall be undertaken in compliance with the terms of the Lease. Such early occupancy shall be on the terms and conditions contained in the Lease, as amended by this Fifth Amendment, provided, however, that Lessee shall not be obligated to pay base Monthly Rent prior to May 1, 2000.

                c. TERMINATION. Paragraph 1.2 of the Lease is amended to extend the Term through and including December 31, 2006. The Term of the Lease shall expire concurrently for the Original Premises, the 404 E. Plumeria Premises and the 410 E. Plumeria Premises.

        3. MONTHLY RENT.

                a. ORIGINAL PREMISES. Through December 31, 2001, the Monthly Rent payable for the Original Premises shall remain as specified in the Lease. Effective January 1, 2002 base Monthly Rent for the Original Premises shall be as follows:

                        Period                 Monthly Rent/RSF        Monthly Rent
                        ------                 ----------------        ------------
                        1/1/02 - 4/30/02              $2.00            $180,934.00
                        5/1/02 - 4/30/03              $2.09            $189,076.03
                        5/1/03 - 4/30/04              $2.20            $199,027.40
                        5/1/04 - 4/30/05              $2.31            $208,978.77
                        5/1/05 - 4/30/06              $2.42            $218,930.14
                        5/1/06 - 12/31/06             $2.55            $230,690.85

                b. 404 E. PLUMERIA. Lessee shall pay to Lessor base Monthly Rent for the 404 E. Plumeria Premises as follows:

                        Period                 Monthly Rent/RSF        Monthly Rent
                        ------                 ----------------        ------------
                        5/1/00 - 4/30/01              $1.90            $53,025.20
                        5/1/01 - 4/30/02              $2.00            $55,816.00
                        5/1/02 - 4/30/03              $2.09            $58,327.72
                        5/1/03 - 4/30/04              $2.20            $61,397.60
                        5/1/04 - 4/30/05              $2.31            $64,467.48
                        5/1/05 - 4/30/06              $2.42            $67,537.36
                        5/1/06 - 12/31/06             $2.55            $71,165.40

                c. 410 E. PLUMERIA. Lessee shall pay to Lessor base Monthly Rent for the 410 E. Plumeria Premises as follows:

                        Period                 Monthly Rent/RSF        Monthly Rent
                        ------                 ----------------        ------------
                        7/1/02 - 4/30/03              $2.09            $57,633.84
                        5/1/03 - 4/30/04              $2.20            $60,667.20
                        5/1/04 - 4/30/05              $2.31            $63,700.56
                        5/1/05 - 4/30/06              $2.42            $66,733.92
                        5/1/06 - 12/31/06             $2.55            $70,318.80

        4. TRIPLE-NET LEASE. Lessee acknowledges that the provisions of Paragraph 4.3 of the Lease apply to the entire premises and that Lessee shall pay all expenses of every kind as described in the Lease with respect to the Original Premises, the 404 E. Plumeria Premises and the 410 E. Plumeria Premises. Effective as of the 404 E. Plumeria Commencement Date, Lessee shall pay fifty and three tenths percent (50.3%) of any expenses of the categories described in the Lease insofar as Lessor incurs those expenses in connection with the Plumeria Property. Effective as of the 410 E. Plumeria Commencement Date, Lessee shall pay one hundred percent (100%) of any expenses of the categories described in the Lease insofar as Lessor incurs those expenses in connection with the Plumeria Property.

        5. SECURITY DEPOSIT.

                a. 404 E. PLUMERIA. Upon execution of this Fifth Amendment, Lessee shall increase the security deposit required pursuant to Paragraph 4.5 of the Lease by seventy-one thousand one hundred sixty-five and 40/100 dollars ($71,165.40). Upon execution of this First Amendment, Lessee shall replace the existing letter of credit with a new letter of credit in the amount of one hundred forty thousand three hundred fifty-eight and 40/100 dollars ($140,358.40) which satisfies the requirements of Paragraph 22 of the Lease.

                b. 410 E. PLUMERIA. On the day preceding the 410 E. Plumeria Commencement Date, Lessee shall increase the security deposit required pursuant to Paragraph 4.5 of the Lease by seventy thousand three hundred eighteen and 80/100 dollars ($70,318.80). On the day preceding the 410 E. Plumeria Commencement Date, Lessee shall replace the existing letter of credit with a new letter of credit in the amount of two hundred ten thousand six hundred seventy-seven and 20/100 dollars ($210,677.20) which satisfies the requirements of Paragraph 22 of the Lease.

        6. CONDITION OF THE PREMISES. Lessee acknowledges and agrees that Lessor shall have no obligation to perform or construct any other alterations, improvements or additions to, or redecoration of, the Original Premises, the 404
E. Plumeria Premises or the 410 E. Plumeria Premises except as specifically provided in this Paragraph 6, and that Lessee shall accept the Original Promises in their existing condition, and the 404 E. Plumeria Premises and the 410 E. Plumeria Premises in the condition existing as of the 404 E. Plumeria Commencement Date and the 410 E. Plumeria Commencement Date, respectively. Notwithstanding the foregoing (1) on May 1, 2000, the roof of the Original Premises and the HVAC systems therein (excluding those serving any clean room areas in the Original Premises) shall be brought into good working condition and repair, (2) on the 404 E. Plumeria Commencement Date, the roof of the 404 E. Plumeria Premises and the HVAC systems therein shall be brought into good working condition and repair, and (3) on the 410 E. Plumeria Commencement Date, the roof of the 410 E. Plumeria Premises and the HVAC systems therein shall be brought into good working condition and repair.

        7. CONDEMNATION AND DAMAGE AND DESTRUCTION. The provisions of Paragraphs 12 and 16 of the Lease shall apply separately to each of the Original Premises, the 404 E. Plumeria Premises and the 410 E. Plumeria Premises, it being the intent of the parties that if any of such distinct positions of the Premises are condemned or damaged independently of the other portions of the Premises, the Lease shall remain in effect for any portion of the Premises if the terms of the Lease would not provide either party with the right to terminate the Lease with respect to that portion of the Premises.

        8. CROSS DEFAULT. Lessor and Lessee acknowledge and agree that the payment and performance obligations contained in the Lease, as amended by this Fifth Amendment, are not distinct obligations as far as they relate to the Original Premises, the 404 E. Plumeria Premises and the 410 E. Plumeria Premises, and that any default which would entitle Lessor to terminate the Lease shall entitle Landlord to terminate the entire Lease, as amended by this Fifth Amendment, and Lessee's right to occupy all portions of the Premises.

        9. RELEVANCE OF LIABILITY. Lessor has disclosed to Lessee that a party previously negotiated with Lessor for the occupancy of the 404 E. Plumeria Premises, Lessee hereby releases Lessor from all liability for any costs, expenses or damages of any kind which Lessee may incur if such party files a lawsuit with respect to the 404 E. Plumeria Premises, including, without limitation, any costs incurred by Lessee in improving the 404 E. Plumeria Premises, any damages resulting from delay or inability to deliver possession of the 404 E. Plumeria Premises, and attorneys' fees and court costs incurred by Lessee in connection therewith. If Lessor is prevented from delivering possession of the 404 E. Plumeria Premises to Lessee as a result of any such action for a period in excess of ninety (90) days, whether by court order or otherwise, Lessee shall have the right, exercisable by providing written notice within ten (10) days after the expiration of inch ninety (90) day period, to terminate the Lease with respect to both (but not one or the other of) the 404
E. Plumeria Premises and the 410 E. Plumeria Premises and to terminate the Fifth Amendment in its entirety (in which case Lessee shall continue to occupy the Original Premises pursuant to the terms of the Lease [including the Term thereof]). If Lessee terminates the Lease with respect to the 404 E. Plumeria Premises and the 410 E. Plumeria Premises as provided in the preceding sentence but does not terminate this Fifth Amendment in its entirety, all references to the 404 E. Plumeria Premises and the 410 E. Plumeria Premises shall be deleted If Lessee fails to deliver such notice, the Lease will remain in effect as to the entire Premises, provided that Lessee shall not be obligated to pay any sums due for the 404 E. Plumeria Premises unless and until possession is delivered.

        10. SEPARATE LEASES. At any time during the Term of this Lease, Lessor may require that Lessee enter into distinct leases on identical terms and conditions as are contained in the Lease, as amended by this Fifth Amendment (except for such terms as would become unnecessary as a result of the separation of the lease of the Premises into distinct leases), pursuant to which the Original Promises, the 404 E. Plumeria Premises and/or the 410 E. Plumeria Premises each would be the subject of a separate and distinct lease (except that the 404 E. Plumeria Premises and the 410 E. Plumeria Premises may be combined into one lease).

        11. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Fifth Amendment, the terms and conditions of this Fifth Amendment shall control. Except as amended by this Fifth Amendment, the Lease is in full force and effect and is hereby ratified by Lessor and Lessee.

        In witness whereof, Lessor and Lessee have entered into this Fifth Amendment as of the date first hereinabove written.

Lessor                                   Lessee
------                                   ------

TIAA Realty, Inc., a Delaware            Gasonics International, Inc.,
                                         a California corporation

By:                                      By:  /s/ R. Rasmussen
   -------------------------------           ----------------------------------
Name:                                    Name:  R. Rasmussen
     -----------------------------             --------------------------------
Title:                                   Title: CFO
      ----------------------------             --------------------------------